UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 14, 2011 (March 8, 2011)
LIZ CLAIBORNE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10689	13-2842791

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1441 Broadway, New York, New York		10018

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (212) 354-4900
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On March 8, 2011, Liz Claiborne, Inc. (the “Company”) entered into a Dealer Manager Agreement (the “Dealer Manger Agreement”) with Merrill Lynch International and J.P. Morgan Securities Ltd. (collectively, the “Dealer Managers”) in connection with its offer to purchase up to €155.0 million of its outstanding €350.0 million 5.0% Notes due 2013 (the “Notes”) for cash (the “Offer”). Concurrently with the Offer, the Company invited holders of the Notes to consider and, if thought fit, pass an extraordinary resolution to provide for certain amendments to be made to the terms and conditions of the Notes (the “Proposal”). Pursuant to the Dealer Manger Agreement, the Dealer Managers have agreed to assist the Company as provided therein in connection with the Offer and the Proposal. The obligations of the Dealer Managers under the Dealer Manager Agreement are subject to customary conditions precedent, and the Dealer Manager Agreement contains representations and warranties and covenants by the Company that are customary for transactions of this type. The Company has agreed to pay the Dealer Managers a customary fee and reimburse certain expenses of the Dealer Managers. In addition, the Company has agreed to indemnify the Dealer Managers against certain liabilities on customary terms.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIZ CLAIBORNE, INC.
Date: March 14, 2011	By:	/s/ Nicholas Rubino
	Name:	Nicholas Rubino
	Title:	Senior Vice President – Chief Legal Officer, General Counsel and Secretary